EXHIBIT 8.1


                [Letterhead of Cadwalader, Wickersham & Taft LLP]


                                December 21, 2006



Deutsche Mortgage & Asset Receiving Corporation
60 Wall Street
New York, New York 10005


                  Re: Deutsche Mortgage & Asset Receiving Corporation, COMM 2006-C8 Commercial Mortgage Pass-Through Certificates
                        -----------------------------------------------------


Ladies and Gentlemen:

            We have acted as special counsel to Deutsche Mortgage & Asset Receiving Corporation (the "Company") in connection with the proposed sale by the Company and purchase by Deutsche Bank Securities Inc. ("DBS"), Banc of America Securities LLC ("BAS"), Barclays Capital Inc. ("BCI") and Morgan Stanley & Co. Incorporated ("Morgan Stanley," and, collectively with DBS, BAS and BCI, the "Underwriters"), of Class A-1, Class A-2A, Class A-2B, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XP, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F and Class G Certificates (collectively, the "Public Certificates"), pursuant to the terms of an Underwriting Agreement, dated December 13, 2006 (the "Underwriting Agreement"), between the Company and the Underwriters. The Certificates are being issued pursuant to a Pooling and Servicing Agreement, dated as of December 1, 2006 (the "Pooling and Servicing Agreement"), among the Company, Midland Loan Services, Inc., as the master servicer with respect to all of the Mortgage Loans other than the EZ Storage Portfolio Loan (the "Master Servicer"), LNR Partners, Inc., as special servicer with respect to all of the Mortgage Loans other than the EZ Storage Portfolio Loan (the "Special Servicer") and LaSalle Bank National Association, a national banking association, as trustee and paying agent (the "Trustee").

            In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Transaction Documents (as defined below) and such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Securities and Exchange Commission (the "Commission") through the Commission's Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the in the Underwriting Agreement and the Pooling and Servicing Agreement and we have relied upon certificates and oral or written statements and other information obtained from the Company, the other parties to the transaction referenced herein, and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company and others in connection with the preparation and delivery of this letter.

            In particular, we have examined and relied upon:

            (i) the Free Writing Prospectus, dated December 4, 2006, the Free Writing Prospectus, dated December 8, 2006, the Free Writing Prospectus, dated December 12, 2006, the Free Writing Prospectus, dated December 13, 2006, the Free Writing Prospectus, dated December 13, 2006, the Prospectus Supplement, dated December 13, 2006, and the Prospectus, dated October 9, 2006, each relating to the offering of the Certificates,

            (ii)  the Pooling and Servicing Agreement and

            (iii) the Underwriting Agreement.

            Items (i) to (iii) above are referred to in this letter as the "Transaction Documents".

            We have also assumed that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and (other than with respect to the Company) that such documents, agreements and instruments are legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms. As used herein, "to our knowledge", "known to us" or words of similar import mean the actual knowledge, without independent investigation, of any lawyer in our firm actively involved in the transactions contemplated by the Underwriting Agreement.

            We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and, to the extent expressly referred to in this letter, the federal laws of the United States of America.

            Based upon and subject to the foregoing, we are of the opinion that:

1. The Certificates have been duly authorized and executed(1) by the Company and, when the Certificates have been duly executed, authenticated and delivered by the Trustee in the manner contemplated in the Pooling and Servicing Agreement and paid for by and sold to the Underwriters pursuant to the Underwriting Agreement, the Certificates will be binding obligations of the issuing trust, enforceable against the issuing trust in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors' rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and will be validly issued and outstanding, fully paid and non-assessable and entitled to the benefits provided by the Pooling and Servicing Agreement.

2. The descriptions of federal income tax consequences appearing under the heading "Certain Federal Income Tax Consequences" in the Prospectus and in the Prospectus Supplement accurately describe the material federal income tax consequences to holders of the Certificates, under existing law and subject to the qualifications and assumptions stated therein. We also hereby confirm and adopt the opinions expressly set forth under such headings, under existing law and subject to the qualifications and assumptions stated therein.

            We hereby consent to the filing of this letter as an exhibit to the Company's Registration Statement on Form S-3 (File No. 333-130390) (the "Registration Statement"), as declared effective on March 2, 2006, as it relates to the Certificates and to the reference to this firm under the headings "Legal Matters" and "Certain Federal Income Tax Consequences" in the Prospectus and in the Prospectus Supplement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended. In addition, we disclaim any obligation to update this letter for changes in fact or law, or otherwise.


                                       Very truly yours,


                                       /s/ Cadwalader, Wickersham & Taft LLP



----------------------------
(1) In some cases, the Trustee under the Pooling and Servicing Agreement may execute the Certificates, not the Company.